Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the use of our report with respect to the consolidated and combined balance sheets of Digital Realty Trust, Inc. and Digital Realty Trust, Inc. Predecessor as of December 31, 2004 and 2003, and the related consolidated and combined statements of operations, stockholders’ and owner’s equity and comprehensive income (loss) for the period from November 3, 2004 through December 31, 2004, the period from January 1, 2004 through November 2, 2004 and the years ended December 31, 2003 and 2002 and the consolidated and combined statements of cash flows for each of the years in the three-year period ended December 31, 2004 and related financial statement schedule, included herein and to the reference to our firm under the heading “Experts”, “Summary Selected Financial Data” and “Selected Financial Data” in the registration statement and related prospectuses.

KPMG LLP

Los Angeles, California

July 12, 2005